Exhibit 3.17

GENERAL CABLE OVERSEAS HOLDINGS, LLC

Operating Agreement

dated as of October 31, 2007

First Amendment

1. Section 11.2 of the General Cable Industries, LLC Operating Agreement, dated as of October 31, 2007 is hereby amended to read in its entirety as follows:

11.2 Pledgee’s Rights. Notwithstanding any other provision in this Agreement, and so long as any pledge of any Membership Interest is in effect, no consent of the Member shall be required to permit a pledgee of the Membership Interests in the Company to be substituted for the Member under this Agreement upon the valid exercise of such pledgee’s rights with respect to its collateral. Upon the valid exercise by any agent, lender, purchaser or holder, or any representative of any of the foregoing, party to any agreement, indenture, instrument or document to which the Company is a party relating to the borrowing of funds from one or more lenders or the issuance of one or more promissory notes or other evidence of indebtedness (any of the foregoing, a “Credit Agreement”) of its rights and remedies under and in accordance with the provisions of any Credit Agreement or any security or pledge agreement delivered in connection with such Credit Agreement, such agent, lender, purchaser or holder, or any representative of any of the foregoing (each, a “Secured Party”), or any purchaser of such Membership Interest from a Secured Party, shall be substituted for the Member as a Member under this Agreement, and such substituted Member shall have all rights and powers as a Member under this Agreement. So long as any pledge of any Membership Interest is in effect, this provision shall inure to the benefit of such pledgee and its successors, assigns and designated agents, as an intended third-party beneficiary, and no amendment, modification or waiver of, or consent with respect to this provision shall in any event be effective without the prior written consent of such pledgee.

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IN WITNESS WHEREOF, the parties hereto intending to be legally bound have duly executed this Amendment as of July 20, 2011.

SOLE MEMBER:

GK TECHNOLOGIES, INCORPORATED

By:
	Name:	Brian J. Robinson
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Amendment – General Cable Overseas Holding, LLC]